Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of April 16, 2020, Rite Aid Corporation (“Rite Aid,” the “Company,” “we,” “our” and “us” refer solely to Rite Aid Corporation and not its subsidiaries and any person that succeeds thereto) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law, for additional information.

General

The authorized capital stock of Rite Aid consists of 95,000,000 shares, of which (i) 20,000,000 shares are preferred stock, par value $1.00 per share, and (ii) 75,000,000 shares are common stock, par value $1.00 per share. As of April 16, 2020, there are no outstanding shares of preferred stock. As of April 16, 2020, the total number of outstanding shares of common stock is 54,704,579.  The common stock are registered under Section 12 of the Exchange Act. All of the shares of common stock issued and outstanding are fully paid and nonassessable.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held on record on all matters submitted to a vote of our security holders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Dividends

Subject to preferences that may apply to any preferred stock outstanding, holders of our common stock are entitled to receive dividends out of assets legally available at the time and in the amounts that the Board may determine from time to time.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of Rite Aid, the holders of our common stock are entitled to share equally and ratably in the assets of Rite Aid, if any, remaining after the payment of all debts and liabilities of Rite Aid and the liquidation preference of any outstanding series of preferred stock.

Other Rights and Preferences

Our common stock has no sinking fund, redemption provisions, or preemptive, conversion, or exchange rights.

Listing

Our common stock is listed on The New York Stock Exchange under the trading symbol “RAD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS
OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult: acquisition of us by means of a tender offer; acquisition of control of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and By-Laws Provisions

Our Certificate of Incorporation specifies that our board of directors shall consist of not less than three nor more than 15 directors elected for terms of one year. Our By-Laws provide that the number of directors on our board may be fixed by our board only. The number of directors may be increased or decreased by our board only. In the interim period between annual meetings of security holders or of special meetings of security holders, vacancies and newly created directorships may be filled by our board. Any directors so elected will hold office until the next annual meeting of stockholders and until such directors’ successor shall have been elected and qualified. Our Certificate of Incorporation and our By-Laws do not provide for cumulative voting in the election of directors.

Our Certificate of Incorporation requires that any mergers, consolidations, asset dispositions and other transactions involving a Related Person (as defined below) be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the outstanding shares of stock entitled to vote. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our security holders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). “Continuing Director” as defined in our Certificate of Incorporation means a member of our board who was not affiliated with a Related Person (as defined below) and was a member of our board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity (“Person”) recommended to succeed a Continuing Director by a majority of Continuing Directors. “Related Person,” as defined in our Certificate of Incorporation, means any Person, together with any affiliate or associate of such Person, who has beneficial ownership, directly or indirectly, of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock.

Under our Certificate of Incorporation and By-Laws, security holders may consent to any action required or permitted to be taken at any meeting of security holders without prior notice or a vote if a written consent or consents, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted. Our By-Laws establish an advance notice procedure for stockholders to bring matters before a meeting of stockholders, including proposed nominations of persons for election to our board, other than nominations made by or at the direction of our board. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. Our By-Laws also permit stockholders representing ownership of not less than 10% of the outstanding shares of our common stock to request that the our secretary call a special meeting of the stockholders, provided that the stockholders satisfy the requirements specified therein and subject to certain other limitations. Our-By-Laws provide that business transacted at a special meeting is limited to the purpose(s) stated in a valid special meeting request and any additional matters our Board determines to include in the notice of the special meeting.

Our Certificate of Incorporation authorizes our board to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board at the time of issuance.

Our By-Laws authorize the board to alter, amend or repeal the By-Laws and to adopt new By-Laws.

Exclusive Forum

Our By-Laws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or our Certificate of Incorporation or our By-Laws; or (iv) any action asserting a claim against us or any of our directors, officers, employees or agents governed by the internal affairs doctrine; provided, however, that in the event the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Our By-Laws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our By-Laws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Other Limitations on Stockholder Actions

Our Certificate of Incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following: any breach of the director’s duty of loyalty to our company or our stockholders; any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; and any transaction from which the director derived an improper personal benefit.

Our By-Laws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that such person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder for three years following the date that person became an interested stockholder, unless the transaction is approved in a prescribed manner. Generally, an interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board of directors. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.